Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2006 Financial Results

- Q2 2006 Revenues Reach $72.7 Million -

RESTON, Va. – August 7, 2006 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported second quarter 2006 results.

Total revenue for the second quarter of 2006 increased 11.2% to $72.7 million from second quarter 2005 revenues of $65.4 million. Gross margin in the second quarter 2006 of 48.9% decreased approximately 370 basis points from second quarter 2005 gross margin of 52.6%. Included in revenues for the second quarter of 2006 is an incremental $2.3 million in pass-through revenues. Excluding this pass-through revenue, second quarter gross margin decreased approximately 210 basis points to 50.5%.

Second quarter 2006 GAAP net loss was $0.9 million, or $0.04 per share, versus second quarter 2005 GAAP net income of $0.3 million, or $0.01 per share. Included in operating expenses for the second quarter of 2006 is a pre-tax charge of $0.8 million, including a $0.5 million charge for legal expenses incurred by the special committee of our board of directors and a $0.2 million charge for severance. Excluding the $0.8 million pre-tax charge, second quarter 2006 net loss was approximately $0.5 million, or $0.02 per share. As reported last year, operating expenses for the second quarter of 2005 included a pre-tax benefit to earnings of $1.2 million, comprised of a $1.5 million benefit from a state sales tax liability settlement and a $0.3 million charge related to severance paid to a former executive. Excluding the $1.2 million pre-tax benefit, net loss for the second quarter of 2005 was $0.4 million, or $0.02 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2006 was $13.9 million versus second quarter 2005 EBITDA before stock compensation expense of $17.9 million. Excluding the $0.8 million pre-tax charge, second quarter 2006 EBITDA before stock compensation expense was $14.7 million. Excluding the $1.2 million pre-tax benefit, EBITDA before stock compensation expense for the second quarter of 2005 was $16.7 million.

Adjusted earnings for the second quarter of 2006 was $3.6 million, or $0.15 per share, compared to second quarter 2005 adjusted earnings of $6.2 million or $0.25 per share. Excluding the $0.8 million pre-tax charge, adjusted earnings for the second quarter of 2006 was $4.1 million, or $0.17 per share. Excluding the $1.2 million pre-tax benefit, adjusted earnings for the second quarter of 2005 was $5.5 million or $0.23 per share. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

Jack McDonnell, Chairman and CEO, commented, “TNS’ second quarter revenues reflect continued growth in our telecommunications, financial and international services divisions and the beginnings of improvement in our POS division’s performance. Adjusted earnings were below the range we had anticipated due to a continued shift in the mix of revenue, the impact of expenses related to, and the performance of, acquisitions that were made in the first quarter of 2006 and legal expenses incurred by the special committee of our board of directors.  While TNS achieved strong revenue growth quarter over quarter, we’re still experiencing challenges.  As a result, we are reducing our second half outlook and are reviewing a number of cost-saving initiatives.”

Financial Review:

Second Quarter 2006

•                  Second quarter 2006 total revenue increased 11.2% to $72.7 million from second quarter 2005 revenue of $65.4 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 6.6% to $25.9 million from second quarter 2005 revenue of $24.3 million. ISD revenue increased mainly due to higher transaction volumes from POS customers in Ireland, Australia, and Italy.

•                  Revenue from the Financial Services Division increased 11.6% to $8.6 million from second quarter 2005 revenue of $7.7 million through increases in new endpoint installations as well as increases in connectivity between existing customers.

•                  Revenue from the Telecommunication Services Division increased 49.2% to $16.7 million from second quarter 2005 revenue of $11.2 million as a result of continued growth in demand for our SS7 services. Included in TSD revenues for the second quarter of 2006 is an incremental $2.3 million in pass-through revenues. Excluding the pass-through revenues, TSD revenue increased 29.0% to $14.5 million in the second quarter of 2006.

•                  Revenue from the POS Division decreased 3.1% to $21.4 million on 1.57 billion transactions from $22.1 million in second quarter 2005 on 1.48 billion transactions. Revenue from the POS Division increased sequentially from $18.8 million in the first quarter of 2006.

•                  Second quarter 2006 gross margin decreased approximately 370 basis points to 48.9% from second quarter 2005 gross margin of 52.6%. This margin compression was principally due to increased revenue contribution from TSD, which is our lowest gross margin division. Excluding $2.3 million in incremental TSD pass-through revenues, second quarter 2006 gross margin decreased approximately 210 basis points to 50.5%.

First Half 2006

•                  Total revenue for the first six months of 2006 increased 7.9% to $138.6 million from first half 2005 revenue of $128.5 million.

•                  Gross margin in the first half of 2006 of 49.4% decreased approximately 300 basis points from first half 2005 gross margin of 52.4%. Excluding $3.5 million in incremental TSD pass-through revenues, first half 2006 gross margin decreased approximately 180 basis points to 50.6%.

•                  GAAP net loss for the first six months of 2006 was $1.4 million, or $0.06 per share, versus first half 2005 GAAP net income of $1.7 million, or $0.06 per share. Included in operating expenses for the first six months of 2006 is a pre-tax charge to earnings of approximately $1.5 million, including a $0.6 million charge for legal expenses incurred by the special committee of our board of directors and a $0.5 million charge related to a reserve for litigation. Excluding this $1.5 million pre-tax charge, net loss for the first six months of 2006 was $0.5 million, or $0.02 per share. Operating expenses for the first six months of 2005 included a pre-tax benefit to earnings of $2.2 million, comprised of a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement and a $0.3 million charge related to severance. Excluding this $2.2 million pre-tax benefit, net income for the first half of 2005 was $0.4 million, or $0.02 per share.

•                  EBITDA before stock compensation expense for the first six months of 2006 decreased 19.8% to $27.5 million from first half 2005 EBITDA before stock compensation expense of $34.3 million. Excluding the $1.5 million pre-tax charge, EBITDA before stock compensation expense for the first half of 2006 was $29.0 million. Excluding the $2.2 million pre-tax benefit, EBITDA before stock compensation expense for the first half of 2005 was $32.2 million.

•                  Adjusted earnings for the first six months of 2006 decreased 42.5% to $7.2 million, or $0.30 per share, from first half 2005 adjusted earnings of $12.5 million, or $0.47 per share. Excluding the $1.5 million pre-tax charge, adjusted earnings for the first half of 2006 was $8.1 million, or $0.34 per share. Excluding the $2.2 million pre-tax benefit, adjusted earnings for the first half of 2005 was $11.2 million, or $0.42 per share.

Outlook:

TNS is revising its guidance to the following for the Fiscal Year 2006:

•                  Total revenue growth of 8-10% to $280-$285 million for the year ended December 31, 2006 versus $258.9 million for the year ended December 31, 2005.

•                  A decrease in adjusted earnings of 22-30% to $18.1-$19.4 million for the year ended December 31, 2006 versus $24.8 million for the year ended December 31, 2005.

For the Third Quarter of 2006, we anticipate:

•                  Total revenue of $70.3-$73.3 million versus $64.8 million for the third quarter of 2005.

•                  Adjusted earnings of $5.0-$6.0 million versus $6.4 million for the third quarter of 2005.

Henry Graham, Executive Vice President and CFO, commented, “TNS’ revised outlook calls for 8-10% revenue growth, with our telecommunications, financial and international services divisions contributing 70% of total 2006 revenue.”

Special Committee Concludes Strategic Review; Series of Initiatives Announced

By separate press release, TNS today announced that the special committee of the board of directors has concluded its investigation of strategic alternatives available to TNS for the purpose of enhancing stockholder value and announced a series of initiatives to enhance stockholder value. Please see the text of this separate press release for details concerning this announcement.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management.

A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss second quarter 2006 results on Monday, August 7, 2006 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 617-213-8063, passcode #39578680. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com. For those who cannot listen to the live broadcast, a replay of the call will be available from August 7, 2006 at 12:00 p.m. Eastern Time through September 7, 2006, and can be accessed by dialing 617-801-6888, passcode #28239808.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s annual report on Form 10-K dated March 16, 2006 and in Form 10-K/A (Amendment No. 1) dated July 21, 2006 as filed with the SEC. In addition, the statements in this press release are made as of August 7, 2006. The Company expects that subsequent events or developments will cause its views to change. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 7, 2006.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Revenues	$72,660	$65,354	$138,568	$128,486
Operating expenses:
Cost of network services	37,127	30,966	70,184	61,196
Engineering and development	5,501	4,034	10,036	7,940
Selling, general, and administrative	17,992	12,957	34,118	26,051

Depreciation and amortization of property and equipment	5,346	4,964	10,373	9,827
Amortization of intangible assets	5,346	7,249	10,276	13,514
Total operating expenses(1)(2)(3)(4)	71,312	60,170	134,987	118,528
Income from operations	1,348	5,184	3,581	9,958
Interest expense	(2,288)	(3,228)	(4,319)	(4,039)
Interest income and other income (expense)	478	(60)	786	(248)
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of a change in accounting principle	(462)	1,896	48	5,671
Income tax benefit (provision)	456	(929)	469	(2,834)
Equity in net loss of unconsolidated affiliates	(924)	(716)	(1,998)	(1,132)
(Loss) income before cumulative effect of a change in accounting principle	(930)	251	(1,481)	1,705
Cumulative effect of a change in accounting principle, net of tax effects(5)	—	—	84	—
Net (loss) income	(930)	251	(1,397)	1,705
Basic earnings per share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.04)	$0.01	$(0.06)	$0.07
Net (loss) income(1)(2)(3)(4)	$(0.04)	$0.01	$(0.06)	$0.07
Basic weighted average common shares outstanding(6)(7)	24,093,752	24,157,435	24,042,340	26,072,053
Diluted earnings per share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.04)	$0.01	$(0.06)	$0.06

Net (loss) income(1)(2)(3)(4)	$(0.04)	$0.01	$(0.06)	$0.06

Diluted weighted average common shares outstanding(6)(7)	24,093,752	24,529,448	24,042,340	26,445,417

Common shares outstanding as of period-end(6)(7)	24,100,487	21,808,735	24,100,487	21,808,735

(1)   Included in operating expenses for the second quarter of 2006 is a pre-tax charge to earnings of approximately $0.8 million, including a $0.5 million charge for legal expenses incurred by the special committee of our board of directors and $0.2 million related to severance. Excluding the $0.8 million pre-tax charge, net loss for the second quarter of 2006 was $0.5 million, or $0.02 per share.

(2)   Included in operating expenses for the second quarter of 2005 is a pre-tax benefit to earnings of $1.2 million, comprised of a $1.5 million benefit from a state sales tax liability settlement and a $0.3 million charge related to severance paid to a former executive. Excluding the $1.2 million pre-tax benefit, net loss for the second quarter of 2005 was $0.4 million, or $0.02 per share.

(3)   Included in operating expenses for the first six months of 2006 is a pre-tax charge to earnings of approximately $1.5 million, including a $0.6 million charge for legal expenses incurred by the special committee of our board of directors and a $0.5 million charge related to a reserve for litigation. Excluding this $1.5 million pre-tax charge, net loss for the first six months of 2006 was $0.5 million, or $0.02 per share.

(4)   Included in operating expenses for the first six months of 2005 is a pre-tax benefit to earnings of $2.2 million, comprised of a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement and a $0.3 million charge related to severance. Excluding this $2.2 million pre-tax benefit, net income for the first half of 2005 was $0.4 million, or $0.02 per share.

(5)   Represents the cumulative catch-up adjustment for estimated forfeitures, net of tax effects, of unvested restricted stock units upon the adoption of SFAS No. 123R on January 1, 2006.

(6)   The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 4, 2005.

(7)   The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005. On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$21,188	$26,628
Accounts receivable, net	57,566	48,773
Other current assets	15,875	15,456
Total current assets	94,629	90,857
Property and equipment, net	55,508	52,448
Goodwill and identifiable intangible assets, net	202,517	192,393
Other assets	19,068	16,486
Total assets	$371,722	$352,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$825	$—
Accounts payable, accrued expenses and other current liabilities	53,312	46,933
Deferred revenue	14,050	10,810
Total current liabilities	68,187	57,743
Long-term debt, net of current portion	118,623	113,448
Other liabilities	3,610	3,147
Total liabilities	190,420	174,338

Total stockholders’ equity	181,302	177,846
Total liabilities and stockholders’ equity	$371,722	$352,184

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net (loss) income	$(930)	$251	$(1,397)	$1,705
Non-cash items and working capital changes	11,184	7,588	21,643	21,279
Net cash provided by operating activities:	10,254	7,839	20,246	22,984
Purchases of property and equipment	(6,763)	(6,075)	(11,857)	(10,211)
Cash paid for business acquisitions, net of cash acquired	(177)	(3,501)	(19,804)	(3,501)
Investments in affiliated entities	—	—	—	(2,802)
Net cash used in investing activities:	(6,940)	(9,576)	(31,661)	(16,514)
Proceeds from issuance of long-term debt, net	—	167,915	6,000	167,915
Payment of long-term debt financing costs	(225)	(2,727)	(225)	(2,802)
Repayment of long-term debt	—	(51,328)	—	(54,328)
Proceeds from stock option exercises	166	422	342	436
Purchase and retirement of common stock, inclusive of fees	—	(116,869)	—	(116,869)
Purchase of treasury stock	(15)	(6)	(19)	(468)
Net cash (used in) provided by financing activities:	(74)	(2,593)	6,098	(6,116)
Effect of exchange rates on cash and cash equivalents	(175)	(542)	(123)	(453)
Net increase (decrease) in cash and cash equivalents	3,065	(4,872)	(5,440)	(99)

Cash and cash equivalents, beginning of period	18,123	24,561	26,628	19,788
Cash and cash equivalents, end of period	$21,188	$19,689	$21,188	$19,689

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
EBITDA before stock compensation expense:
Income from operations (GAAP)	$1,348	$5,184	$3,581	$9,958
Add back the following items:
Depreciation and amortization of property and equipment	5,346	4,964	10,373	9,827
Amortization of intangible assets	5,346	7,249	10,276	13,514
Stock compensation expense(1)	1,854	544	3,289	1,033
EBITDA before stock compensation expense(2)(3)(4)(5)	$13,894	$17,941	$27,519	$34,332

Adjusted Earnings:
(Loss) income before income taxes, equity in net loss of unconsolidated affiliates and cumulative effect of change in accounting principle (GAAP)	$(462)	$1,896	$48	$5,671
Add back the following items:
Equity in net loss of unconsolidated affiliates	(924)	(716)	(1,998)	(1,132)
Amortization of intangible assets	5,346	7,249	10,276	13,514
Other debt-related costs	—	1,095	—	1,095
Stock compensation expense(1)	1,854	544	3,289	1,033
Adjusted earnings before income taxes	5,814	10,068	11,615	20,181
Income tax provision at 38%	2,209	3,826	4,414	7,669
Adjusted earnings(6)(7)(8)(9)	$3,605	$6,242	$7,201	$12,512

Weighted average common shares – diluted(10)(11)	24,199,346	24,529,448	24,131,452	26,445,417

Adjusted earnings per common share – diluted(6)(7)(8)(9)	$0.15	$0.25	$0.30	$0.47

(1)   Excludes the cumulative catch-up adjustment for estimated forfeitures of approximately ($139,000) for unvested restricted stock units upon the adoption of SFAS No. 123R on January1, 2006.

(2)   Excluding the $0.8 million pre-tax charge, EBITDA before stock compensation expense for the second quarter of 2006 was $14.7 million.

(3)   Excluding the $1.2 million pre-tax benefit, EBITDA before stock compensation expense for the second quarter of 2005 was $16.7 million.

(4)   Excluding the $1.5 million pre-tax charge, EBITDA before stock compensation expense for the first half of 2006 was $29.0 million.

(5)   Excluding the $2.2 million pre-tax benefit, EBITDA before stock compensation expense for the first half of 2005 was $32.2 million.

(6)   Excluding the $0.8 million pre-tax charge, adjusted earnings for the second quarter of 2006 was $4.1 million or $0.17 per share.

(7)   Excluding the $1.2 million pre-tax benefit, adjusted earnings for the second quarter of 2005 was $5.5 million or $0.23 per share.

(8)   Excluding the $1.5 million pre-tax charge, adjusted earnings for the first half of 2006 was $8.1 million, or $0.34 per share.

(9)   Excluding the $2.2 million pre-tax benefit, adjusted earnings for the first half of 2005 was $11.2 million, or $0.42 per share.

(10) The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(11) The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005. On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering and the Company issued an additional 900,000 shares of common stock.